Exhibit 10.4
ITT TRANSITIONAL TRADEMARK LICENSE AGREEMENT — EXELIS
          This ITT TRANSITIONAL TRADEMARK LICENSE AGREEMENT- EXELIS (this “Agreement”) dated as of [_____], 2011 by and between ITT MANUFACTURING ENTERPRISES, INC., a Delaware corporation (“ITT MEI”) and EXELIS INC., an Indiana corporation (“Exelis”; and together with ITT MEI, the “Parties”, and each individually a “Party”) shall become effective as of the Distribution Date.
          WHEREAS, ITT MEI, a Subsidiary of ITT Corporation, an Indiana corporation (“ITT”), is the owner of the trademarks and service marks listed on Schedule A attached hereto (“ITT Marks”);
          WHEREAS, pursuant to the Distribution Agreement, dated as of [____], 2011 (the “Distribution Agreement”), ITT is distributing certain of its assets and liabilities to Exelis and Xylem, Inc. (the “Distribution”);
          WHEREAS, after the Distribution, the Parties will no longer be affiliated, but Exelis wishes to continue to use the ITT Marks for a limited transitional period in connection with the Defense Business (as defined below) and ITT MEI has agreed to allow such use, subject to the terms and conditions herein; and
          WHEREAS, this Agreement is a License Agreement that must be executed pursuant to Section 2.8 of the Distribution Agreement.
          NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and for good and valuable consideration, including that recited in the Distribution Agreement, the receipt and adequacy of which is acknowledged by the Parties, the Parties agree as follows:
ARTICLE 1 — DEFINITIONS
          1.1 Definitions. The following capitalized terms used in this Agreement shall have the meanings set forth below. Unless otherwise defined herein, all other capitalized terms shall have the meanings ascribed to them in the Distribution Agreement.
          “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests. For purposes of this Agreement, no Party or its Subsidiaries, shall be deemed to be “Affiliates” of any other Party and its Subsidiaries.
          “Covered Affiliates” shall mean all (i) Current Affiliates of Exelis, (ii) future Subsidiaries of Exelis and (iii) future Affiliates of Exelis formed as part of an internal reorganization for tax or administrative purposes. For the avoidance of doubt, Covered Affiliates shall not include any Affiliates of any third-party acquirer of Exelis and its Subsidiaries.

          “Current” shall mean with respect to Affiliates, Subsidiaries, products, fields or uses, as applicable, those entities, products, fields or uses in existence as of the Distribution Date.
          “Defense Business” shall mean the businesses conducted through the Electronic Systems, Geospatial Systems, Information Systems and Mission Systems segments of ITT prior to the Effective Time (as defined in the Distribution Agreement), including, for the avoidance of doubt, the businesses of (i) the Defense Entities and the Defense Divisions and (ii) any other division, Subsidiary, line of business or investment of ITT or any of its Subsidiaries managed or operated prior to the Effective Time by any Defense Entity, unless such other division, Subsidiary, line of business or investment is an ITT Retained Entity, an ITT Retained Division, a Water Entity or a Water Division.
          “Legacy Products” shall mean (i) tactical radios, counter-IED jammers, radar systems, night vision products, image processing software all currently in existence and being offered for sale or having been sold to Exelis customers as of the Distribution Date, where one or more of the ITT Marks are used in product molds, stamps, engineering drawings, instruction manuals, screen displays, code listings, and the like; (ii) any versions of the foregoing products that are offered for sale or sold after the Distribution Date and are modified to have improved performance or functionality (but excluding any new generations of such products that require a new qualification by any government customer) and (iii) other products solely as may be agreed by the Parties, in their sole discretion, during the Unified License Term.
          “New Products” shall mean products that are first sold or offered for sale after the Distribution Date, including new Legacy Products that require a new qualification by any government customer.
          “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any governmental entity.
          “Source Indicators” shall mean trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin.
          “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.
          1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise.

ARTICLE 2 — GRANT OF LICENSE
          2.1 Grant of License to “ITT” for Use in Unified Brand Name.
          (a) Subject to the terms and conditions herein, ITT MEI grants to Exelis and its Covered Affiliates a non-exclusive, worldwide, fully paid-up, non-assignable (subject to Section 6.1), and non-sublicensable (subject to Section 2.8) license to use the ITT Word Mark (as set forth on Schedule A) as Source Indicators solely in combination with the name “Exelis” (“New Brand Name”) to form the composite name “ITT Exelis” (the “Unified Brand Name”) and solely in connection with the operation, advertisement, marketing, promotion and support of the Defense Business, for three (3) years after the Distribution Date (the “Unified Initial Term”).
          (b) Subject to the terms and conditions herein, ITT MEI hereby grants to Exelis and its Covered Affiliates, effective as of the Distribution Date, a no-cost option to extend the term of the license in Section 2.1(a) for the Unified Brand Name by one (1) year increments, up to a maximum of two (2) additional years (the “Unified Renewal Term” and together with the Unified Initial Term, the “Unified License Term”). Exelis may exercise this option by providing written notice to ITT MEI at any time during the Unified Initial Term, and will provide such written notice not later than three (3) months prior to the expiration of the Unified Initial Term, unless otherwise agreed by the Parties.
          2.2 Grant of License to ITT Marks for Legacy Products. Subject to the terms and conditions herein, ITT MEI grants to Exelis and its Covered Affiliates (those Covered Affiliates in subsections (i) and (iii) only) a non-exclusive, worldwide, fully paid-up, non-assignable (subject to Section 6.1), and non-sublicensable (subject to Section 2.8) license to use the ITT Marks (as trademarks, service marks, logos, trade dress and the like, but not as domain names, corporate names, trade names, d/b/a names and similar names) solely in connection with the operation, advertisement, marketing, promotion and support of Legacy Products, and with respect to advertising, marketing and promotion, solely in a manner consistent with their use prior to the Distribution Date. This license for Legacy Products shall continue with respect to each Legacy Product for so long as that Legacy Product remains in production. For the avoidance of doubt, the license rights granted under this Section 2.2 shall not apply to any New Products. For the avoidance of doubt, molds, tools and dyes that imprint or stamp any ITT Marks into spare parts for Legacy Products discontinued before the Distribution Date or during the Unified License Term may be used and such spare parts may be sold, until (i) the expiration of Exelis’s contractual obligations to provide such spare parts or (ii) such spare parts become obsolete.
          2.3 Grant of General Transitional License for the ITT Marks (other than in connection with Legacy Products). Subject to the terms and conditions herein, ITT MEI grants to Exelis and its Covered Affiliates (those Covered Affiliates in subsections (i) and (iii) only) a non-exclusive, worldwide, fully paid-up, non-assignable (subject to Section 6.1), and non-sublicensable (subject to Section 2.8) license to use the ITT Marks as Source Indicators solely in connection with the operation, advertisement, marketing and promotion of the Defense Business in a manner consistent with Exelis and such Covered Affiliates’ use of such ITT Marks prior to the Distribution Date, solely for the following purposes and solely until the end of each time periods below. Exelis and its Covered Affiliates acknowledge that the licenses in this Section 2.3 are transitional in nature, and that Exelis and its Covered Affiliates shall use commercially reasonable efforts to transition away from substantially all of the following uses of the ITT Marks promptly after the Distribution Date. Exelis and its Covered Affiliates shall not unreasonably delay until each applicable deadline set forth in this Section 2.3 to accomplish the actions specified therein.
          (a) Exelis must file (or cause to be filed) to change all of its and its Covered Affiliates’ corporate names, trade names, d/b/a names and similar names to names that do not contain any ITT Marks, within six (6) months after the Unified License Term, and promptly and diligently prosecute all such changes to completion;
          (b) Except as permitted under the licenses of Sections 2.1 and 2.2, Exelis must remove (or cause to be removed) all uses of ITT Marks as Source Indicators from all of its and its Covered Affiliates’ websites and electronic media that are promoted to third parties and under Exelis’s or its Covered Affiliates’ possession or control within one-hundred-eighty (180) days after the Distribution Date and the use of ITT as part of the name of substantially invisible internal servers shall be ceased within a commercially reasonable time period;
          (c) Except as permitted under the licenses of Sections 2.1 and 2.2, Exelis must use commercially reasonable efforts to remove (or cause to be removed) all of its and its Covered Affiliates’ uses of ITT Marks as Source Indicators in all channels, pages and other designated areas of social networks and social media that are publicly affiliated with Exelis within one-hundred-eighty (180) days after the Distribution Date;
          (d) Except as permitted under the licenses of Sections 2.1 and 2.2, after the Distribution Date, Exelis and its Covered Affiliates must (i) not create any new personal property or disposable materials, including signage, advertising, promotional materials, brochures, catalogues, operation and instruction manuals, datasheets, software, packaging, stationery, business cards, invoices, receipts, forms, literature other similar items bearing the ITT Marks and (ii) cease commercial use of any of the foregoing materials in existence as of the Distribution Date within one-hundred-eighty (180) days after the Distribution Date;
          (e) Except as permitted under the licenses of Sections 2.1 and 2.2, Exelis must remove (or cause to be removed) all ITT Marks from any of its or its Covered Affiliates’ heavy machinery, tools, equipment, and substantially permanent building signage (including etched glass, engraved marble and the like) (i) that are visible to third parties, within two (2) years from the Distribution Date or (ii) that are not visible to third parties, when such items are replaced in the ordinary course of business; and
          (f) Except as may be permitted by the licenses of Sections 2.1 and 2.2 Exelis must discontinue (or cause to be discontinued) the use of all of its or its Covered Affiliates’ molds, tools and dyes that imprint or stamp any ITT Marks into products visible to third parties within two (2) years after Unified Initial Term or within one (1) year after Unified Renewal Term. Approaching the end of the License Term, Exelis and its Covered Affiliates must not create amounts of product that are imprinted or stamped with the ITT Marks at rates that materially exceed the ordinary course of business consistent with past practice. Exelis and its Covered Affiliates may sell any products created pursuant to the foregoing until three (3) years after the Unified Initial Term or until two (2) years after Unified Renewal Term. For the avoidance of doubt, molds, tools and dyes that imprint or stamp any ITT Marks into spare parts for products discontinued before the Distribution Date or during the Unified License Term may be used, and such imprinted or stamped spare parts may be sold, until (i) the expiration of Exelis’s contractual obligations to provide such imprinted or stamped spare parts or (ii) such spare parts become obsolete; and
          (g) Except as permitted under the licenses of Sections 2.1 and 2.2, Exelis and its Covered Affiliates must cease all other uses of the ITT Marks within one-hundred-eighty (180) days after the Distribution Date, or as mutually agreed by the Parties.
          2.4 Restrictions on ITT MEI. Subject to the terms and conditions herein, during the Unified License Term, ITT MEI shall not license the ITT Marks for use in connection with any Defense Business to any entities other than ITT Corporation (or to ITT Corporation for use in its Aerospace Controls and Interconnect Solutions businesses), without the prior written approval of Exelis, such approval not to be unreasonably withheld.
          2.5 Website Disclaimer. Exelis and its Covered Affiliates shall display on their respective websites a mutually-agreed upon disclaimer as to their lack of current affiliation with ITT after the Distribution Date, for so long as any such website contains an ITT Mark.
          2.6 Fair Use. Notwithstanding anything in this Agreement to the contrary, Exelis and its Covered Affiliates may use the ITT Marks at all times after the Distribution Date (i) in a neutral, non-trademark use to describe the history of their business; or (ii) as required or permitted by applicable law.
          2.7 Destruction. At ITT MEI’s request, at the end of the time periods in Section 2.3, Exelis shall (i) destroy or permanently modify (or cause to destroy or permanently modify) all of the materials bearing the ITT Marks in the possession or control of Exelis and its Covered Affiliates that are capable of destruction or permanent modification; and/or (ii) certify in writing to ITT MEI that such destruction or permanent modification is complete.
          2.8 Sublicensing. Exelis and its Covered Affiliates may sublicense the license in Section 2.3 without ITT MEI’s consent, solely to advertisers, distributors, vendors, dealers, suppliers and other Persons for use in connection with the operation of Exelis and its Covered Affiliates’ businesses, but not for such Persons’ unrelated use. Provided that Exelis and its Covered Affiliates had authorized or permitted such Persons to use the ITT Marks for such purposes prior to the Distribution Date, Exelis and its Covered Affiliates shall terminate such authorization or permission granted according to the deadlines set forth in Section 2.3. All other sublicenses of the license in Section 2.3 require the prior written consent of ITT MEI in its sole discretion. Exelis shall be liable to ITT MEI for any act or omission by a sublicensee that would constitute a breach hereof if committed by Exelis.
          2.9 Use by Covered Affiliates. Any obligations upon, or rights granted to, Exelis hereunder shall also apply to its Covered Affiliates. Exelis shall be liable hereunder for any act or omission by its Covered Affiliates as if committed by Exelis.

          2.10 Reservation of Rights. All rights in the ITT Marks not expressly granted to Exelis and its Covered Affiliates herein are reserved to ITT MEI.
          2.11 Consideration. The Parties agree that the consideration for the licenses in Sections 2.1- 2.3 is a portion of the consideration set forth in the Distribution Agreement, and that no further royalties are therefore due under this Agreement.
ARTICLE 3 — QUALITY CONTROL/OWNERSHIP/ENFORCEMENT
          3.1 Quality Control. Exelis shall use the ITT Marks solely: (i) in good faith, in a dignified manner and in accordance with good trademark practice in all applicable countries and jurisdictions and (ii) in connection with activities, products, and services that reflect favorably upon the high levels of quality associated with ITT’s operation of the ITT business prior to the Distribution Date. ITT MEI agrees that, in view of the Parties’ status immediately prior to the Distribution Date as part of one corporate organization, each Party’s knowledge of standards and procedures for ensuring consistent quality and Exelis’s history of providing high-quality goods and services, ITT MEI accepts Exelis’s Current use of the ITT Marks and adherence to Current standards of quality as satisfying this Section 3.1(i) and (ii). With respect to its use of the ITT Marks under the transitional license of Section 2.3, Exelis agrees to use the ITT Marks in accordance with all style, use, advertising, website and similar guidelines provided by ITT MEI, provided that ITT MEI shall not impose any burdens upon Exelis that are inconsistent with or disproportionate to those practices employed by ITT and its own Affiliates. Exelis and its Covered Affiliates shall not take any action (or fail to take any action) that harms or jeopardizes the value, validity or goodwill of the ITT brand. ITT MEI agrees that Exelis’s use of the ITT Marks as of the Distribution Date complies with this Section 3.1.
          3.2 Compliance with Laws. Exelis shall (i) use all commercially reasonable efforts to comply with all applicable statutes, laws, regulations, rules and good industry practice (“Laws”) wherever it uses any ITT Marks and (ii) use all notices and legends required by applicable Laws and/or that are reasonably requested by ITT MEI so as to preserve and maintain the validity of and ITT MEI’s rights in the ITT Marks, provided that any notice requirements of ITT MEI shall not (x) impose any burdens upon Exelis that are inconsistent with or disproportionate to those employed by ITT and its own Affiliates and/or (y) confuse consumers as to the Parties’ non-affiliation after the Distribution Date, and/or (z) be inconsistent with any US Government regulations or requirements.
          3.3 Ownership/No Contest. Exelis acknowledges and agrees that, as between the Parties, ITT MEI owns all right, title, and interest in the ITT Marks. Exelis will not challenge or contest such ownership or the validity of any ITT Marks, including in any claim, dispute, action, suit, arbitration, inquiry or proceeding (“Action”). Exelis shall be considered a “related company” under Section 5 of the U.S. Lanham Act, 15 U.S.C. § 1055, such that its use of the ITT Marks and the goodwill generated thereby shall inure to the sole benefit of ITT MEI. Notwithstanding the foregoing, to the extent Exelis is deemed to have any ownership rights in the ITT Marks, at ITT MEI’s request, Exelis shall cause such rights to be assigned to ITT MEI or its designee for no consideration.

          3.4 New Registrations by Exelis. If Exelis wishes to request ITT MEI to apply for a new registration for (i) an ITT Mark in the Defense Business in any additional country or jurisdiction and/or (ii) in connection with new products or services in the Defense Business (in each case, a “New Mark”), Exelis shall notify ITT MEI in writing, and the Parties will negotiate in good faith to establish appropriate procedures and coverage of costs associated with such New Marks. Neither Party shall file to register the Unified Brand Name as a Source Indicator without the other Party’s prior written consent.
          3.5 Enforcement. During the License Term, each Party shall promptly notify the other Party after it becomes aware of any actual or threatened infringement, misappropriation, dilution or other unauthorized use (“Infringement”) of the ITT Marks in connection with the Defense Business. ITT MEI will be responsible for enforcement of the ITT Marks, and shall pay for all enforcement, unless otherwise agreed to by the parties for any specific matters. The parties anticipate that ITT MEI and/or ITT Corporation will continue to protect the ITT Marks with the same level of care historically used but in no event less than commercially reasonable standard of care. The Parties shall cooperate in good faith in all Actions brought pursuant to this Section 3.5 with Exelis providing reasonable assistance (without being required to incur out-of-pocket costs) with respect to such enforcement and the Parties shall keep each other informed of all material developments relating thereto. The Parties will fully cooperate to enforce the Unified Brand Name against infringement or dilution by third parties.
          3.6 Cooperation. During the License Term and for a period of five (5) years thereafter, Exelis and its Covered Affiliates shall, upon the request of ITT MEI, use commercially reasonable efforts to provide free of charge and without undue delay, evidence of use of the ITT Marks that may be reasonably required to support the maintenance or renewal of relevant trademark registrations and/or defend ITT Marks against challenges for lack of use (e.g., copies of sales & marketing material, customer invoices and shipping documents); provided that if Exelis no longer desires to store such materials for a product line after the Term it may notify ITT MEI of the same and deliver (at Exelis’s cost) electronic media samples of such materials to ITT MEI and upon acknowledgment by ITT MEI of receipt of such materials, and the obligations of this Section 3.6 for this product line shall cease thereafter.
ARTICLE 4 — TERM AND TERMINATION/SURVIVAL
          4.1 Term. The term of the license in Section 2.1 is for the Unified License Term. The term of the license in Section 2.2 is as set forth therein. The term of each license in Section 2.3, commences upon the date of the Distribution, and ends upon the date specified therein. The term of this Agreement (“Term”) commences on the Distribution Date and continues until the last license deadline (including any post-termination transitional periods) in Article 2 expires.
          4.2 Termination. ITT MEI has the right to terminate this Agreement, effective upon notice to Exelis, if Exelis or its Covered Affiliates commit an intentional material breach of this Agreement that materially harms the goodwill of the ITT Marks and does not cure same within thirty (30) days after notice from ITT MEI.

          4.3 Termination of Section 2.1 License Upon Acquisition. Should Exelis be acquired by any third party, (i) if the acquisition occurs during the Unified License Term, the license in Section 2.1 shall terminate ninety (90) days from the closing date of such acquisition, subject to a mutually-agreed reasonable extension for items for which brand transition is not commercially practicable within ninety (90) days and (ii) the licenses in Sections 2.2 and 2.3 shall continue in full force and effect.
          4.4 Survival. All provisions of this Agreement, that, by their nature, are intended to survive the expiration of the Term or the termination of this Agreement shall survive such event.
ARTICLE 5 — REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION
          5.1 By Each Party. Each Party represents and warrants to the other Party that: (i) the warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and (ii) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting Party enforceable against the warranting Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.
          5.2 Disclaimer. Except as expressly set forth in Section 5.1, the licenses in Section 2.1, Section 2.2 and Section 2.3 are granted to Exelis and its Covered Affiliates on an “as is,” “where is” basis, and ITT MEI disclaims any additional representations and warranties, either express or implied, with respect thereto, including any warranties of title, ownership, value, suitability, condition, merchantability, fitness for use or non-infringement of third-party rights.
          5.3 Indemnification. Exelis shall (and shall cause each member of the Defense Group to) indemnify, defend and hold harmless the ITT Indemnitees from and against any and all Indemnifiable Losses relating to any third-party Action brought against any ITT Indemnitee for property damage or personal injury relating to the operation of the Defense Business by the Defense Group, to the extent any such Action is brought against any ITT Indemnitee due to ITT MEI’s ownership of the ITT Marks. Section 7.5 of the Distribution Agreement shall apply to the indemnification procedures herein as applicable, mutatis mutandis.
ARTICLE 6 — MISCELLANEOUS
          6.1 Assignment. ITT MEI may assign this Agreement to any Person who acquires the ITT Marks, and any such acquirer must assume in writing all of ITT MEI’s obligations herein. Exelis may assign this Agreement to any Person who acquires Exelis and its Subsidiaries, provided that the licenses herein shall continue in effect only for Exelis and its Subsidiaries and may not be extended to such acquirer or any of its other Affiliates. Further, each Party may assume this Agreement in bankruptcy and may assign this Agreement to an Affiliate as part of an internal reorganization for tax or administrative purposes. All other assignments of this Agreement by a Party require the prior written consent of the non-assigning

Party, which will not be unreasonably withheld. Any purported transaction in violation of this Section 6.1 or Section 2.8 shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
          6.2 Notice. Any notice hereunder shall be in writing and delivered by reputable overnight courier, facsimile or email to the address below (which may be amended pursuant to due notice herein):
     if to Exelis, to:
Exelis Inc.
Deputy General Counsel and Chief Intellectual Property Counsel
1650 Tysons Blvd., Suite 1700
McLean, VA 22102
Facsimile: +1 703 790 6364
Email: Tom.Blasey@itt.com
     if to ITT MEI, to:
ITT Manufacturing Enterprises, Inc.
1105 N. Market Street
Wilmington, DE 19801
Facsimile: +49 7151 699 401
Email: Wolfgang.Esser@itt.com
With a copy to ITT:
Intellectual Property Counsel
ITT Corporation
1133 Westchester Avenue, Suite 2000
White Plains, NY 10604
Facsimile: +1 914 696 2970
Email: trademarks@itt.com
          6.3 Amendments and Waivers. Any provision of this Agreement may be amended solely by a writing signed by both Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver of any other or further exercise thereof or the exercise of any other right herein. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
          6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware and, any dispute arising out of this Agreement shall be resolved solely in the state or federal courts located in Delaware. EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH THE FOREGOING.

          6.5 Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
          6.6 Counterparts. This Agreement may be signed in counterparts (including by facsimile or other electronic transmission).
          6.7 Third-Party Beneficiaries. Except as expressly provided herein, no provision of this Agreement shall confer upon any person other than the Parties hereto any rights or remedies hereunder.
          6.8 Relationship. The Parties hereto are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture or agency relationship between the parties. Neither party shall have the right to obligate or bind the other party in any manner to any third party.
          6.9 Severability. If any provision of this Agreement is held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced to the maximum extent permitted by Law.
          6.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties.
          6.11 Further Assurances. The Parties agree to execute such further documents and perform such further actions as may be reasonably requested by the other Party to evidence and effectuate further the purposes and intents set forth in this Agreement.
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          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ITT MANUFACTURING ENTERPRISES, INC.
By:
Name:
Title:

EXELIS INC.
By:
Name:
Title: